EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-150474, 333-161314, 333-159112, 333-158930, 333-160169 and 333-168371) on Form S-4 (Nos. 333-78231, 333-108516, 333-117834, 333-123534 and 333-160170) and on Form S-8 (Nos. 333-151818, 333-125665, 333-90760, 333-63764, 333-40380, 333-30534, 333-88657, 333-69905, 333-62439, 333-44821, 333-10719, 333-105895, 333-116320, 333-135196, 333-135198, 333-143875, 333-159951 and 333-167199) of Range Resources Corporation and in the related Prospectuses of our report dated March 1, 2011, except Note 4, as to which the date is May 6, 2011, with respect to the consolidated financial statements of Range Resources Corporation as of December 31, 2010 and 2009 and for each of the three years ended December 31, 2010 included in this Current Report on Form 8-K.
/s/ Ernst & Young LLP
Fort Worth, Texas
May 6, 2011